UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Atea Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK NERIUM PARTNERS LP NERIUM CAPITAL LLC JAMES FLYNN HOWARD H. BERMAN
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) intends to file a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Atea Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

On March 26, 2025, the Radoff-JEC Group issued the following press release and open letter to the stockholders of the Company:

The Radoff-JEC Group Nominates Three Highly Qualified Candidates for Election to the Atea Pharmaceuticals Board of Directors

Issues Open Letter to Atea’s Stockholders Outlining the Case for Boardroom Change Based on Years of Stock Price Underperformance, Poor Decision-Making and Entrenchment Maneuvers

Believes its Three Highly Qualified Director Candidates Possess the Necessary Ownership Perspectives, Scientific Credibility and Public Company Board Experience to Create Value for Stockholders

HOUSTON, TX – (BUSINESS WIRE) – Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group”), who collectively own approximately 5.4% of the outstanding stock of Atea Pharmaceuticals, Inc. (NASDAQ: AVIR) (“Atea” or the “Company”), today announced that they have nominated three highly qualified director candidates – Howard H. Berman, James Flynn and Mr. Torok – for election to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). In connection with its nomination, the Radoff-JEC Group issued the following open letter to stockholders outlining the urgent need for boardroom change:

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Fellow Stockholders,

Over the past four months, we have expressed concerns to Atea’s Board about the Company’s stock price performance, strategy, capital allocation and governance practices. Specifically, we have highlighted several key facts:

•	Atea’s shares have traded below their net cash value since November 2021.

•	In May 2023, the Board rejected a bid from Tang Capital Partners, LP (“Tang Capital”) that would have paid Atea stockholders $5.75 per share in cash, plus a contingent value right through which stockholders would be eligible to receive 80% of the net proceeds from the Company’s drug programs.[1] In the 18 months since it rejected Tang Capital’s buyout offer, Atea has burned ~$175 million in cash, or approximately $2.00 per share. Atea’s stock now trades at approximately $3.20, reflecting the current leadership’s inability to create value for stockholders.[2]

•	During this time, there have been numerous stock sales from insiders at valuations below the price per share offered by Tang Capital, including by Board Chair and CEO Jean-Pierre Sommadossi. Most recently, Lead Independent Director Franklin Berger sold 359,606 shares at or near the Company’s all-time-low share price, immediately before the Company announced it had retained Evercore to advise on an exploration of strategic partnerships and during what would normally be a closed window for insider trading.[3]

1 Company press release dated May 30, 2023 (link).

2 Company’s cash burn for the six reported quarters since it rejected Tang Capital’s bid (beginning July 1, 2023 through December 31, 2024).

3 Form 4 filed by Mr. Berger, dated December 12, 2024 (link). Company press release dated December 16, 2024 (link).

•	After we repeatedly asked the Board to dismiss Mr. Berger and replace him with a qualified, stockholder-oriented Lead Independent Director, the Board appointed Arthur Kirsch in February 2025. As we understand it, the addition of Mr. Kirsch is another example of Mr. Sommadossi continuing to populate the boardroom with long-time and loyal friends. In fact, Mr. Kirsch’s son – who is an Atea stockholder – informed us during a standard investor-to-investor conversation that (a.) he requested a seat on the Atea Board prior to his father Arthur’s appointment and (b.) he and his family are long-time friends of Mr. Sommadossi and his wife.

In addition to highlighting the above fundamental issues, we have also made suggestions to the Board that we believe would ensure proper governance and management of the business while resulting in significant and immediate value for stockholders. The Board has ignored or rejected our ideas.

Accordingly, and with all stockholders’ interests in mind, we have nominated three highly qualified director candidates – Howard H. Berman, James Flynn and Michael Torok – for election to the Board at the Annual Meeting. Our nominees collectively possess corporate governance expertise, an ownership mindset and biotechnology backgrounds. We believe they have the right skillsets and experience to address the issues plaguing Atea today.

With a refreshed Board that is committed to objectively overseeing management and focused on creating stockholder value, we believe Atea can immediately return up to $250 million in cash to stockholders while it continues to evaluate strategic alternatives for its only asset. We look forward to providing stockholders with the opportunity to add fresh perspectives and relevant expertise to the Board at this critical time for the Company. We’ll be in touch over the coming weeks with more details on how to vote for change.

Sincerely,

Bradley L. Radoff and Michael Torok

***

DIRECTOR NOMINEE BIOGRAPHIES

Howard H. Berman, Ph.D.

Dr. Berman brings a unique combination of business acumen and scientific credibility with successful company exits coupled with his experience as Co-Founder, CEO and Chairman of a public biotechnology company.

•	Founder and Executive Chairman of the board of directors of Coya Therapeutics, Inc. (NASDAQ: COYA), a clinical-stage biotechnology company where he previously served as Chairman of the board of directors and CEO.

•	Founder and former member of the board of directors of Imaware Inc., a private company focused on at-home health testing and diagnostics and which was acquired in 2024.

•	Former Medical Science Liaison at AbbVie Inc. (NYSE: ABBV), a research-based biopharmaceutical company engaging in the research, development and sale of medicines.

•	Previously held leadership roles at Eli Lilly and Company (NYSE: LLY) and Novartis Pharmaceuticals Corporation (NYSE: NVS), global pharmaceutical companies that discover, develop, manufacture and market pharmaceutical products for humans and animals.

James Flynn

Mr. Flynn possesses extensive public board service experience at several biopharmaceutical companies, alongside deep business development and financial expertise.

•	Managing Member of Nerium Capital LLC, an investment adviser, and Chief Investment Officer of Nerium Partners LP, an investment partnership.

•	Former Therapeutics Analyst at Aptigon Capital, an investment firm and division of Citadel LLC, a financial services company.

•	Previously served in various roles at Amici Capital, LLC, an investment management firm, including as Healthcare Portfolio Manager.

•	Member of the boards of directors of MEI Pharma, Inc. (NASDAQ: MEIP), a clinical-stage pharmaceutical company, Synlogic, Inc. (NASDAQ: SYBX), a biopharmaceutical company with a focus on rare metabolic disorders, RiceBran Technologies (OTC: RIBT), an innovative specialty ingredients company, and Axiom Health, Inc., a provider of software and big-data solutions to the healthcare industry.

Michael Torok

Mr. Torok is a stockholder of the Company with significant financial, accounting and capital markets expertise, as well as experience as a c-suite executive and as a director of publicly traded companies in the biopharmaceutical industry.

•	Co-Founder and Managing Director of JEC Capital Partners, LLC, an investment company with offices in the U.S. and Germany, and Manager of JEC II Associates, LLC, an investment company.

•	Former CFO of Integrated Dynamics Engineering Inc., a semiconductor equipment technology company that was acquired by Aalberts Industries (AMS: AALB).

•	Previously served in various positions at PricewaterhouseCoopers LLP, a multinational professional services network of firms.

•	Former member of the boards of directors of Carisma Therapeutics Inc. (NASDAQ: CARM), a clinical-stage biopharmaceutical company focused on developing immunotherapies to treat cancer and other serious diseases, Photon Control Inc. (formerly TSX: PHO), a designer, manufacturer and distributor of a wide range of optical sensors and systems to measure temperature and position, and Symbility Solutions Inc., a software company focused on the insurance industry.

***

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Bradley L. Radoff and Michael Torok, together with the other participants named herein (collectively, the “Radoff-JEC Group”), intends to file a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Atea Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

THE RADOFF-JEC GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be The Radoff Family Foundation (“Radoff Foundation”), Bradley L. Radoff, JEC II Associates, LLC (“JEC II”), The MOS Trust (“MOS Trust”), MOS PTC, LLC (“MOS PTC”), Michael Torok, Nerium Partners LP (“Nerium Partners”), Nerium Capital LLC (“Nerium Capital”), James Flynn and Howard H. Berman.

As of the date hereof, Radoff Foundation directly beneficially owns 175,000 shares of Common Stock, $0.001 par value per share, of the Company (“Common Stock”). As of the date hereof, Mr. Radoff directly beneficially owns 2,900,100 shares of Common Stock. As of the date hereof, 30,000 shares of Common Stock are held in a certain donor advised charitable account advised by Mr. Radoff (the “Charitable Account”). Mr. Radoff, as a director of Radoff Foundation, may be deemed to beneficially own the 175,000 shares of Common Stock directly beneficially owned by Radoff Foundation, and as an advisor to the Charitable Account, may be deemed to beneficially own the 30,000 shares of Common Stock held in the Charitable Account, which, together with the 2,900,100 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 3,105,100 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, JEC II directly beneficially owns 1,300,000 shares of Common Stock. As of the date hereof, MOS Trust directly beneficially owns 100,000 shares of Common Stock. MOS PTC, as the trustee of MOS Trust, may be deemed to beneficially own the 100,000 shares of Common Stock directly beneficially owned by MOS Trust. As of the date hereof, Mr. Torok directly beneficially owns 100,000 shares of Common Stock. Mr. Torok, as the Manager of JEC II and a Manager of MOS PTC, may be deemed to beneficially own the 1,400,000 shares of Common Stock directly beneficially owned in the aggregate by JEC II and MOS Trust, which, together with the 100,000 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 1,500,000 shares of Common Stock beneficially owned by Mr. Torok. As of the date hereof, Nerium Partners directly beneficially owns 54,000 shares of Common Stock. Nerium Capital, as the general partner of and investment advisor to Nerium Partners, may be deemed to beneficially own the 54,000 shares of Common Stock directly beneficially owned by Nerium Partners. Mr. Flynn, as the Chief Investment Officer of Nerium Partners and the Managing Member of Nerium Capital, may be deemed to beneficially own the 54,000 shares of Common Stock directly beneficially owned by Nerium Partners. As of the date hereof, Mr. Berman does not beneficially own any shares of Common Stock.

Contacts

Greg Lempel

greg@fondrenlp.com